UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 23, 2008

GREEN BUILDERS, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	001-33408 (Commission File Number)	76-0547762 (IRS Employer Identification Number)

8121 Bee Caves Road Austin, Texas 78746 (Address of principal executive offices)

(512) 732-0932 (Registrant’s telephone number, including area code)

N/A
(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))
□           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On June 23, 2008, Wilson Family Communities, Inc. (“WFC”), a wholly-owned subsidiary of Green Builders, Inc. (the “Company”) entered into an Agreement to Modify Loan Documents, dated as of June 23, 2008 (the “Modification Agreement”), with a syndicate of banks led by RBC Centura Bank, as administrative agent (the “Agent”) to modify the terms of the loans provided by the syndicate of banks pursuant to the Borrowing Base Loan Agreement dated June 29, 2007 (the “Loan Agreement”).  The Modification Agreement modified the terms of the Loan Agreement by reducing the loan commitment amount from $55 million to $30 million, changing the guarantor under the loan from Wilson Holdings, Inc. (our predecessor entity) to the Company, and modifying certain limitations under the Loan Agreement.  The Company currently has approximately $16 million in borrowings for land and home construction under the Loan Agreement. The Modification Agreement will reduce the amount the Company can borrow in the future pursuant to the Loan Agreement but does not modify the terms of or require the Company to reduce any borrowings currently outstanding pursuant to the Loan Agreement.

The above description of the material terms of the Modification Agreement is not a complete statement of the parties’ rights and obligations with respect to the agreement. The above statements are qualified in their entirety by reference to the Modification Agreement, a copy of which is filed as exhibit 10.1 hereto.

Item 9.01   Financial Statements and Exhibits.

(d)   Exhibits
Exhibit	Description
10.1	Agreement to Modify Loan Documents dated as of June 23, 2008 by and between the Company and a syndicate of banks led by RBC Centura Bank, as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN BUILDERS, INC.

Dated: June 27, 2008	By:	/s/ Clark Wilson
Clark Wilson
President and Chief Executive Officer